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                                                                    EXHIBIT 99.1
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                                    FROM:    L. B. STAUFFER, SR. VP
                                             LEIGHTON FOSTER, INVESTOR RELATIONS
                                             PORTER, LEVAY & ROSE, INC.
                                             (212) 564-4700

                                    COMPANY  JOHN AGLIALORO, CEO
                                    CONTACT: (508) 533-4300

                                                           FOR IMMEDIATE RELEASE

                  CYBEX INTERNATIONAL PRESIDENT/CEO TO RETIRE;
                 CHAIRMAN TO BE CEO DURING SEARCH FOR PRESIDENT

     MEDWAY, MA, NOV. 20, 2000 -- Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, announced today that Peter C. Haines will retire from his position as president and CEO of Cybex effective Dec. 31, 2000 to pursue personal interests. John Aglialoro, chairman of Cybex, will serve as CEO of the company during the search for a new president, and Haines will assist in the search.

     Aglialoro, 56, is chairman and CEO of UM Holdings Ltd., which he co-founded in 1973. He has served as chairman of Cybex since the 1997 merger of Cybex and Trotter, Inc; prior to the merger, he served as the Chairman of Trotter Inc.,
since 1983.   Haines has been president and CEO of Cybex since the May 1997 merger and was president of Trotter Inc. from 1983 until 1997.

     "Peter Haines was a key force in the growth of Trotter and has been
instrumental in the transition at Cybex since the merger.   His counsel will be
important in choosing a successor to continue the work he has begun," Aglialoro said. "Cybex will continue to move forward as we seek a new president to join our management team," he added.

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     Cybex International, Inc. is a leading manufacturer of premium exercise equipment for consumer and commercial use. Cybex and the Cybex Institute, a training and research facility, are dedicated to improving human performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user--from the professional athlete to the rehabilitation patient--to improve their daily human performance. For more information on Cybex and its product line, please visit the Company's web site at www.eCybex.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, and uncertainties relating to the consolidation of the merged and acquired companies' businesses. Further information on these and other factors which could affect the Company's financial results can be found in the Company's previously filed Reports on Form 10-K for the year ended December 31, 1999, its Form 10-Q for the period ending September 30, 2000, and its proxy statement dated April 18, 2000.

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2000